Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 22, 2021, by and between Latham Investment Holdings, L.P., a Delaware limited partnership (the “Partnership”), and Latham Group, Inc., a Delaware corporation (“Topco” and together with the Partnership, collectively, the “Constituent Companies”).

WHEREAS, Topco is a direct wholly-owned subsidiary of the Partnership;

WHEREAS, the Partnership previously entered into that certain Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 18, 2018, as amended by that certain Amendment No. 1 and Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of the Partnership (as the same may be further amended, restated, supplement or otherwise modified from time to time, the “Partnership Agreement”);

WHEREAS, the Constituent Companies are entering into this Agreement in contemplation of the initial public offering of Topco;

WHEREAS, Section 264 of the Delaware General Corporation Law and Section 17-211 of the Delaware Revised Uniform Partnership Act (collectively, the “Delaware Acts”), as applicable, permit the merger contemplated herein; and

WHEREAS, the applicable governing bodies of each Constituent Company has approved and adopted this Agreement and the merger contemplated herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.1      The Merger. Upon the terms and conditions of this Agreement and subject to the applicable provisions of the Delaware Acts, at the Effective Time (as defined in Section 1.2) the Partnership will be merged with and into Topco (the “Merger”). Following the Merger, Topco will continue as the surviving corporation (the “Surviving Corporation”) and the separate existence of the Partnership will cease.

Section 1.2      Effective Time. The Merger shall become effective at such time as the certificate of merger, in the form attached hereto as Exhibit A, is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger (the “Effective Time”). The Constituent Companies agree that they will cause to be executed and filed or recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the Merger.

Section 1.3      Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable Delaware Acts. Without limiting the generality of the foregoing, as of the Effective Time, all properties, assets, rights, privileges, powers and franchises of the Partnership will vest in Topco, as the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Partnership will become claims, obligations, debts, liabilities and duties of Topco, as the Surviving Corporation.

Section 1.4      Certificate of Incorporation and Bylaws. At the Effective Time and without any further action by Topco or the Partnership, the certificate of incorporation of Topco, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit B and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law and (b) the parties hereto shall take all necessary action such that the bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth on Exhibit C.

Section 1.5      Directors and Officers. The directors and officers of Topco serving in those positions immediately prior to the Effective Time shall continue as directors and officers of Topco, as the Surviving Corporation, and shall remain the directors and officers of the Surviving Corporation after the Merger, in each case, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in the manner provided in the Bylaws of Topco, as the Surviving Corporation, or as otherwise provided by law.

Section 1.6      Merger Consideration. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Unit (as defined in the Partnership Agreement) of the Partnership outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive, as determined in accordance with Sections 9.11 and 4.1 of the Partnership Agreement, shares of common stock of Topco, par value $0.0001 per share (“Common Stock”), such that, immediately following the Effective Time, each former holder of Units shall hold the number of shares of vested and unvested Common Stock as further set forth opposite such person’s name on Exhibit D hereto and subject to the conditions as set forth on Exhibit D attached hereto.

Section 1.7      Fractional Shares. No fractional shares shall be issued in connection with the Merger. Former holders of Units who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to be rounded up to the next whole share of Common Stock.

Section 1.8      Tax Treatment of the Merger. The Constituent Companies intend that the Merger constitutes a distribution by the Partnership of its Topco common stock to its partners in liquidation of the Partnership under Section 731 of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations promulgated thereunder. The Constituent Companies shall not take any position (whether in audits, tax returns or otherwise) that is inconsistent with the intended treatment set forth in this Section 1.8 unless required to do so by a change in applicable law or a final determination.

Section 1.9      Counterparts. This Agreement may be executed in one or more counterparts (which may be delivered by facsimile or electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by the Constituent Companies and delivered to the other parties hereto.

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Section 1.10     Amendment. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

Section 1.11     Governing Law. This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LATHAM GROUP, INC.

By:	/s/ Jason Duva
	Name:	Jason Duva
	Title:	General Counsel and Chief Administrative Officer

LATHAM INVESTMENT HOLDINGS, L.P.

By: Latham Investment Holdings GP, Inc., its general partner

By:	/s/ Andrew Singer
	Name:	Andrew Singer
	Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Merger

(attached)

CERTIFICATE OF MERGER OF

Latham Investment Holdings, L.P.

(a Delaware limited partnership)

WITH AND INTO

Latham Group, Inc.
(a Delaware corporation)

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Pursuant to Section 263 of the Delaware General Corporation Law (“DGCL”) and
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act

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Dated as of April 22, 2021

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Latham Group, Inc. (the “Company”), a Delaware corporation, hereby certifies as follows:

FIRST: The name, jurisdiction of formation or organization and types of entities which are to merge (each entity, a “Constituent Entity”) are as follows:

Name:	Jurisdiction:	Entity Type:

Latham Investment Holdings, L.P.	Delaware	Limited partnership

Latham Group, Inc.	Delaware	Corporation

SECOND: The Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each Constituent Entity in accordance with Section 263 of the DGCL.

THIRD: Pursuant to the Merger Agreement, Latham Investment Holdings, L.P. shall merge with and into the Company, and the Company shall be the surviving corporation. The name of the surviving corporation shall be “Latham Group, Inc.”.

FOURTH: The merger of the Constituent Entities shall be effective at the date and time of the filing of this certificate of merger with the Office of the Secretary of State of the State of Delaware.

FIFTH: The executed Merger Agreement is on file at One Radnor Corporate Center, 787 Watervliet Shaker Road, Latham, NY, 12110, which is a place of business of the surviving entity.

SIXTH: A copy of the Merger Agreement shall be furnished by the Company on request, without cost, to any stockholder or partner of any Constituent Entity.

SEVENTH: The Amended and Restated Certificate of Incorporation of the surviving corporation shall be amended and restated in its entirety to read as set forth on Exhibit A, and, as so amended and restated, shall constitute the Second Amended and Restated Certificate of Incorporation of the surviving corporation.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned has caused this certificate of merger to be duly executed as of the date first above written.

Latham Group, Inc.

By:
Name:
Title:

[Signature Page to Merger Certificate]

EXHIBIT B

Second Amended and Restated Certificate of Incorporation

(attached)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LATHAM GROUP, INC.

* * * * *

ARTICLE I

NAME

The name of the Corporation (the “Corporation”) is Latham Group, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000,000,000, which shall be divided into two classes as follows:

900,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

I.	Capital Stock.

A.                Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B.                 Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C.                 Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

D.                Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

E.                 Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.                 The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.                Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, at any time when the Principal Stockholders (as defined in the Stockholders Agreement, dated as of April 27, 2021, by and among the Corporation and the Principal Stockholders (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”)) do not beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Second Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.                 The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when the Principal Stockholders do not beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A.                  Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the terms of the Stockholders Agreement, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors to their respective class.

B.                 Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted to the Principal Stockholders pursuant to the Stockholders Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that, subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted to the Principal Stockholders pursuant to the Stockholders Agreement, at any time when the Principal Stockholders do not beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.                 Subject to rights granted to the Principal Stockholders under the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when the Principal Stockholders do not beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.                Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.                 During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A.                To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.                Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

A.                At any time when the Principal Stockholders beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when the Principal Stockholders do not beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B.               Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors; provided, however, that at any time when the Principal Stockholders beneficially own, in the aggregate, at least a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of the Principal Stockholders.

C.               An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A.              In recognition and anticipation that (i) certain directors, members, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates (as defined below) may serve as directors, officers and/or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) but who are affiliated with the Principal Stockholders or their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iv) the Corporation may engage in material business transactions with the Principal Stockholders and their Affiliates and the Corporation is expected to benefit therefrom, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.               None of (i) the Principal Stockholders or any of their Affiliates or any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “ Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (D) of this Article IX. Subject to said Section (D) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates and shall be deemed to have fully satisfied and fulfilled such person’s duties to the Corporation and its stockholders with respect to any such corporate opportunity and to have acted in accordance with the standard of care set forth in the DGCL, or any successor statute, or law that is otherwise applicable to such Identified Persons under Delaware law.

C.            The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

D.            The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director, officer, or employee of the Corporation as reasonably determined by such persons, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

E.             In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F.             For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Principal Stockholders, any Person that, directly or indirectly, is controlled by the Principal Stockholders, controls the Principal Stockholders or is under common control with the Principal Stockholders and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G.             This Article IX shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the bylaws or applicable law.

H.            Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

I.              For so long as the Principal Stockholders collectively beneficially own any of the outstanding shares of Common Stock, any modification, supplement, edit or other change or amendment to this Article IX shall require the approval of each Principal Stockholder Designee (as defined in the Stockholders Agreement).

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.            The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.             Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

1.              prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.              upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.              at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.	For purposes of this Article X, references to:

1.             “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means:

(i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.             “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.             “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.             “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) the Pamplona Investor (as defined in the Stockholders Agreement), any Pamplona Investors Direct Transferee, any Pamplona Investors Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, (b) the Wynnchurch Investor (as defined in the Stockholders Agreement), any Wynnchurch Investors Direct Transferee, any Wynnchurch Investors Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (c) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.             “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)            has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

7.             “person” means any individual, corporation, partnership, unincorporated association or other entity.

8.             “Pamplona Investors Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from either the Pamplona Investor or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

9.             “Pamplona Investors Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Pamplona Investors Direct Transferee or any other Pamplona Investors Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

10.           “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.           “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

12.           “Wynnchurch Investors Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from either the Wynnchurch Investor or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

13.              “Wynnchurch Investors Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Wynnchurch Investors Direct Transferee or any other Wynnchurch Investors Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

ARTICLE XI

MISCELLANEOUS

A.            If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.             Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Notwithstanding anything contrary in the foregoing, the provisions of this Section (B) shall not apply to claims arising under the Securities Act of 1933, as amended, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

C.             Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

D.            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Second Amended and Restated Certificate of Incorporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer this ___ day of ___________, 2021.

LATHAM GROUP, INC.

By:
Name:	Jason Duva
Title:	General Counsel and Chief
Administrative Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT C

Amended and Restated Bylaws

(attached)

AMENDED AND RESTATED BYLAWS

OF

LATHAM GROUP, INC.

ARTICLE I

Offices

SECTION 1.01 Registered Office. The registered office and registered agent of Latham Group, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, postpone, reschedule or cancel any annual meeting of stockholders.

SECTION 2.02 Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, and at such time and date as the Board of Directors or the Chair of the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, postpone, reschedule or cancel any special meeting of stockholders; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board of Directors or the Chair of the Board of Directors at the request of the Principal Stockholders (as defined in the Certificate of Incorporation), the Board of Directors shall not postpone, reschedule or cancel such special meeting without the prior written consent of the Principal Stockholders.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Stockholders Agreement (as defined in the Certificate of Incorporation) (with respect to nominations of persons for election to the Board of Directors only), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of these Amended and Restated Bylaws of the Corporation (these “Bylaws”), (c) by or at the direction of the Board of Directors or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (in the case of the Corporation’s first annual meeting of stockholders as a corporation with a class of equity security registered under the Exchange Act (as defined below), for notice by the stockholder to be timely, it must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or public announcement); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(3) Such stockholder’s notice shall set forth:

(a)	as to each person whom the stockholder proposes to nominate for election or re-election as a director:

(i)	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

(ii)	complete and accurate responses to a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request);

(b)	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(c)	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner,

(ii)	the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner,

(iii)	a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination,

(iv)	a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination,

(v)	a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and

(vi)	any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(d)	a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and

(e)	a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be:

(i)	to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation,

(ii)	to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation, and/or

(iii)	to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The proponent persons shall also provide any other information reasonably requested by the Corporation within five business days of such request.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) as provided in the Stockholders Agreement or (2) by or at the direction of the Board of Directors or any committee thereof. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General.

(1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Stockholders Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chair of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure( a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholders hall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) hereof), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Stockholders Agreement remains in effect with respect to the Principal Stockholders, the Principal Stockholders (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”), of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting.

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

SECTION 2.05 Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chair of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chair of Meetings. The Chair of the Board of Directors, if one is elected, or, in his or her absence or disability, a person designated by the Board of Directors shall be the chair of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chair of the Board of Directors, the Chief Executive Officer or the chair of the meeting shall appoint a person to act as secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, the chair of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereat, shall have the power to convene, adjourn, and reconvene the meeting from time to time without notice other than announcement at the meeting. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

Board of Directors

SECTION 3.01 Powers. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 3.02 Number and Term; Chair. Subject to the Certificate of Incorporation and the Stockholders Agreement, the number of directors shall be fixed exclusively by resolution of the Board of Directors. Directors shall be elected by the stockholders at their annual meeting, and the term of each director so elected shall be as set forth in the Certificate of Incorporation. The Board of Directors shall elect a Chair of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chair of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chair of the Board of Directors is not present at a meeting of the Board of Directors, a majority of the directors present at such meeting shall elect one of their members to preside.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors or the Chair of the Board of Directors. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation, the Stockholders Agreement and applicable law.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law and subject to the Stockholders Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation or the Chair of the Board of Directors or as provided by the Certificate of Incorporation, and shall be called by the Chief Executive Officer or the Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Special meetings of the Board of Directors may be also called by the Principal Stockholders at any time when the Principal Stockholders beneficially own at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and shall be at such places and times as the Principal Stockholders shall fix. Notice need not be given of regular meetings of the Board of Directors. At least 24 hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) notice of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 3.08 Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 3.09 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.11 Compensation. The Board of Directors, or any committee thereof designated with such authority, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 3.12 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

SECTION 4.01 Number. The officers of the Corporation shall include a Chief Executive Officer, a principal financial officer, a principal accounting officer and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more officers called a Vice Chair, each of whom does not need to be a member of the Board of Directors.

SECTION 4.03 Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities.

SECTION 4.04 Vice Presidents. Each Vice President, if any are appointed, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 4.05 Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 4.06 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 4.07 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are appointed, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 4.08 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 4.09 Contracts and Other Documents. The Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 4.10 Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 4.11 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 4.12 Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

SECTION 4.13 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

SECTION 5.01 Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, (a) the Chair of the Board of Directors or the Vice Chair of the Board of Directors or, the Chief Executive Officer or a Vice President, and (b) the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 5.02 Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 5.03 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 5.05 List of Stockholders Entitled To Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.06 Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (a) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (b) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 5.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

SECTION 6.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 6.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification

SECTION 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee, agent or trustee of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, manager, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 7.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”). Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to indemnitee’s ability to repay any expenses advanced; provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an unsecured undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise.

SECTION 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04 Indemnification Not Exclusive.

(A) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Certificate of Incorporation or these Bylaws (or any other agreement between the Corporation and such persons, including the Stockholders Agreement, as applicable) in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Any obligation on the part of any indemnitee-related entities to indemnify or advance expenses to any indemnitee shall be secondary to the Corporation’s obligation and shall be reduced by any amount that the indemnitee may collect as indemnification or advancement from the Corporation. The Corporation irrevocably waives, relinquishes and releases the indemnitee-related entities from any and all claims against the indemnitee-related entities for contribution, subrogation or any other recovery of any kind in respect thereof. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B), entitled to enforce this Section 7.04(B).

For purposes of this Section 7.04(B), the following terms shall have the following meanings:

(1)  The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)  The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

SECTION 7.05 Corporate Obligations; Reliance. The rights granted pursuant to the provisions of this Article VII shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article VII in entering into or continuing the service without being required to give notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 7.06 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 7.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.08 Successful Defense. In the event that any proceeding to which a indemnitee is a party is resolved in any manner other than by adverse judgment against the indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE VIII

Miscellaneous

SECTION 8.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 8.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 8.03 Fiscal Year. The fiscal year of the Corporation shall end on December 31st of each year, or such other day as the Board of Directors may designate.

SECTION 8.04 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 8.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

Amendments

SECTION 9.01 Amendments. The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Principal Stockholders do not beneficially own, in the aggregate, at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation), these Bylaws or applicable law, the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

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EXHIBIT D

Capitalization of Topco following the Merger

Name of Holder	Total Number of Shares of Topco following the Merger and immediately following the IPO Topco (a) + (b) + (c)	Number of Shares of Topco from Class A Units (a)	Number of Vested Shares of Topco from Class B Units[1] (b)	Number of Unvested Shares of Topco from Class B Units[2] (c)

1 These Shares, corresponding to Class B Units in the Partnership, are awarded as of the Initial Public Offering, which occurs one day after the Merger occurs.

2 These Shares, corresponding to Class B Units in the Partnership, are awarded as of the Initial Public Offering, which occurs one day after the Merger occurs.

Name of Holder	Total Number of Shares of Topco following the Merger and immediately following the IPO Topco (a) + (b) + (c)	Number of Shares of Topco from Class A Units (a)	Number of Vested Shares of Topco from Class B Units[1] (b)	Number of Unvested Shares of Topco from Class B Units[2] (c)

2

Name of Holder	Total Number of Shares of Topco following the Merger and immediately following the IPO Topco (a) + (b) + (c)	Number of Shares of Topco from Class A Units (a)	Number of Vested Shares of Topco from Class B Units[1] (b)	Number of Unvested Shares of Topco from Class B Units[2] (c)

3